Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent, to the use in the Offering Circular constituting a part of this Regulation A Statement, our auditor’s report dated September 23, 2021, with respect to the consolidated financial statements of MedMen Enterprises Inc. and its subsidiaries as at June 26, 2021 and June 27, 2020 and for each of the years then ended, which is contained in that Offering Circular.

We also consent to the reference to us under the caption “Experts” in the Offering Circular.

Chartered Professional Accountants

March 24, 2022

Calgary, Canada